Exhibit 5.2

[Letterhead of Conyers Dill & Pearman Limited]

15 April 2011

Forbes Energy Services Ltd. 3000 South Business Highway 281 Alice, TX 78332 USA	DIRECT LINE: E-MAIL: OUR REF:	(+441) 278-7969 michael.frith@conyersdill.com MGF/kmj/corpdocs.364805

Dear Sirs,

Re: Forbes Energy Services Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with its discontinuance from Bermuda and its continuance in the State of Texas, and in connection with the issuance by the Company of Common Shares of the Company (the “Common Shares”) and Series B Senior Convertible Preferred Shares of the Company (the “Series B Shares” and together with the Common Shares, the “Shares”) and the issuance by the Company to the holders of Common Shares of certain rights (the “Rights”) to acquire Series A Junior Participating Preferred Shares, par value US$0.01 each in the Company (the “Series A Shares”). We have also acted as special legal counsel in Bermuda to the Company in connection with its filing of a registration statement on Form S-4/A dated 14 April 2011 (the “Registration Statement”)

For the purposes of giving this opinion, we have reviewed a Rights Agreement between the Company and CIBC Mellon Trust Company dated 19 May 2008 (the “Rights Agreement” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 13 April 2011, resolutions passed at a meeting of its directors held on 19 May 2008 and written resolutions of its directors dated 22 October 2008, 4 December 2009, 17 May 2010, and 2 September 2010 and 11 April 2011 (collectively, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the capacity, power and authority of each of the parties to the Rights Agreement, other than the Company, to enter into and perform its respective obligations under the Rights Agreement; (c) the due execution and delivery of the Rights Agreement by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (d) the accuracy and completeness of all factual representations made in the Rights Agreement and other documents reviewed by us; (e) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (f) that the Company is entering into the Rights Agreement pursuant to its lawful business; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of Texas (the “Foreign Laws”) of the Rights Agreement which is expressed to be governed by such Foreign Laws in accordance with its terms; (i) that none of the parties to the Rights Agreement carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses; (j) that on the date of entering into the Rights Agreement the Company was and after entering into the Rights Agreement the Company will be able to pay its liabilities as they become due; (k) that the board of directors of the Company has exercised the power to adopt the Rights Agreement for a proper purpose; (l) that upon issue of any Shares the Company will receive or has received consideration for the full issue price thereof which shall be equal to at least the par value thereof.

The obligations of the Company under the Rights Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any specific provision of the Rights Agreement.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

The term “validly issued” when used herein in connection with the issuance of Common Shares and Series B Shares means, inter alia, that such issuance has been duly authorised by all necessary corporate action on the part of the Company.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda.

2.	Based solely upon a review of the Register of Members in respect of the holders of the Company dated as of 8 April 2011 and certified by the Assistant Secretary of the Company on 12 April 2011, and of the Register of Members in respect of the holders of Series B Shares dated as of 13 April 2011 and certified by the Secretary of the Company on 13 April 2011, the issued share capital of the Company consists of 83,673,700 Common Shares, and 588,059 Series B Shares, each of which is validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.	The execution of the Rights Agreement and the issuance of the Rights have been validly authorized by all necessary corporate action on the part of the Company.

4.	The laws of Bermuda permit the Company to discontinue under the laws of Bermuda and continue in the State of Texas.

5.	The Company has the necessary corporate power and authority to discontinue under the laws of Bermuda and to continue in the State of Texas.

6.	The Company has taken all corporate action required to authorise its discontinuance under the laws of Bermuda.

7.

No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise the discontinuance of the Company under the laws of Bermuda and its continuance in the State of Texas. However, the Company shall not be discontinued from Bermuda unless at least fourteen days prior to its discontinuance the Company advertises pursuant to section 132G(2)(d) of the Companies Act 1981 (the “Act”) its intention to discontinue under the laws of Bermuda, and unless on or before the effective date of the discontinuance the Company files with the Registrar of Companies in Bermuda a notice of the discontinuance, which shall contain or have attached thereto the following information:

a.	the effective date of the discontinuance;

b.	the name of the jurisdiction in which the Company will continue;

c.	the address of the registered office or the principal business address of the Company in the jurisdiction which the Company will continue;

d.	a copy of the statutory declaration required pursuant to section 132G(2)(b) of the Act; and

e.	a copy of the irrevocable deed poll required pursuant to section 132G(2)(c) of the Act.

8.	The effective date of the discontinuance of the Company shall be the date that the Company’s continuance in the State of Texas is effective pursuant to the laws of the State of Texas and the discontinuance and continuance of the Company shall not be deemed to operate to:

a.	create a new legal entity; or

b.	prejudice or affect the continuity of the Company.

We hereby consent to the reference to our firm under the heading “Validity of the Capital Stock” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited